Exhibit 3.1

CERTIFICATE OF FORMATION

OF

FIFTH THIRD HOLDINGS FUNDING, LLC

The undersigned desires to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del C. §18-101 et seq., and hereby states as follows:

ARTICLE I

The name of the limited liability company (the “LLC”) is Fifth Third Holdings Funding, LLC.

ARTICLE II

The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808.

ARTICLE III

The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 28th day of June, 2007.

/s/ Kay M. Comeaux
Kay M. Comeaux Authorized Person